SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:  Federated Enhanced Treasury Income Fund

Address of Principal Business Office:

         5800 Corporate Drive
         Pittsburgh, PA 15237-7000

Telephone Number:  (800) 341-7400

Name and address of agent for service of process:

         Corporation Service Company
         2711 Centerville Road
         Suite 400
         Wilmington, DE 19808

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
         Form N-8A:     YES [X]   NO [ ]

                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Pittsburgh and the Commonwealth of Pennsylvania on the 18th of July, 2007.


                                        FEDERATED ENHANCED TREASURY INCOME FUND



                                  By:   /s/ J. Christopher Donahue
                                        --------------------------
                                        J. Christopher Donahue
                                        Trustee


Attest:    /s/ Todd Gibson
           --------------------
           Todd Gibson
           Assistant Secretary